Exhibit 10.17

February 17, 2005

Mr. Matthew W. Milne

Dear Matt,

I am pleased to present you with this new offer to act as the interim President of ViewSonic Americas, in addition to your current role of Senior Vice President, Business Development and Strategy, reporting to James Chu, our Chief Executive Officer, at our Walnut, California headquarters. Included in this new offer of employment are some changes to your compensation as follows:

•
Base compensation increase to $11,953.85 paid bi-weekly less payroll deductions and all required withholdings, (an additional $900 monthly or $310,800 annualized, less payroll deductions and all required withholdings).

•
If ViewSonic chose to dismiss you from the company, for any reason other than a gross performance/misconduct issue, we will guarantee to pay salary continuance for a minimum of 3 (three) months in excess of our standard guidelines in effect at the time of your dismissal to assist with your career transition to a new company. This in no way will change your at-will status with the company, but just guarantee a payment should the need arise to dismiss your services, under the at-will rules.

•	In addition we will be reviewing your stock options and making an additional stock grant recommendation, when we review all key employees subsequent to the settlement of the stock re-pricing issue.
•	All other compensation, benefits and other terms and conditions at the time of hire will not be changed.

I look forward to your continued success with the company.

Sincerely,

/s/ James Chu
James Chu
Chairman, CEO and President

I accept the above offer

/s/ Matthew W. Milne                                    2/22/2005
Date

Cc:Employee File